Exhibit 99.1

For Immediate Release

Crown Media Receives Extension from Nasdaq

for Filing Financial Reports

GREENWOOD VILLAGE, Colo. – May 11, 2005 - Crown Media Holdings, Inc. (NASDAQ:CRWNE) has been notified by Nasdaq that Nasdaq will continue to list the Company’s stock, even though the Company has delayed the filing of its Annual Report on Form 10-K for the period ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended March 31, 2005.  The Company’s continued listing on Nasdaq is conditioned on filing these reports by June 15, 2005.  This extension of time for filing the Company’s reports results from a hearing before a Nasdaq panel as previously announced.  The Company believes it will be able to satisfy the June 15, 2005 filing requirement.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWNE) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to 68 million subscribers.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

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